SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         / /    Definitive Proxy Statement
         /X/    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


         (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


         (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                             COMMITTEE TO REVITALIZE
                           DOMINION BRIDGE CORPORATION
                              420 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10170
                                 (213) 953-1010


                                                                 August 11, 1997



Dear Fellow Shareholder:


                  The August 18 date set by the Committee for the receipt of consents from shareholders is near, and it is important that all shareholders vote on the future of their Company. At this time, a brief review of what the Committee has accomplished to stop the deterioration of our investment in Dominion Bridge is helpful.

                  o WHAT IS THE COMMITTEE'S OBJECTIVE? At the strong urging of shareholders, this past May the Committee initiated the intricate process of shareholder awareness and action alternatives. Our objective was -- and continues to be -- the removal of Dominion Bridge's senior management. We believe that the Board has been a perpetual rubber stamp of the ill- conceived management actions which brought the Company to this brink. Nonetheless, once the Committee's action forced management's hand and threatened its control, the Board declared itself reborn and now wants to sell the Company at the weakest point. If your house has a leaky roof, fix it before you sell it, goes the old maxim. Instead, management and the Board appear to have spent the remaining North America cash to preserve management's prerogatives and to defend their indefensible record.

                  o WHAT DOES THE COMMITTEE BRING TO THE COMPANY? First and foremost, the Committee brings management whose demonstrated experience and qualifications are capable of providing the vision, leadership and financial integrity necessary to revitalize Dominion Bridge. The credentials and business experience of the Committee's members are just what Dominion Bridge needs to restore our investment and lead the Company into the 21st century. Secondly, the Committee is dedicated to serving shareholders' interests. We won't make money unless you make money: a concept which is foreign to current management. To begin the process of bolstering shareholder value, on July 2 we introduced the CVR proposal. The Board and Legg Mason promptly ignored it. In essence, the CVR proposal would have assured current shareholders that before the new management could benefit from any future stock options or other issuances of equity, the current shareholders would first have to see a market price of at least $2.50 per share.

                  o WOULD WE REINTRODUCE THE CVR PROPOSAL? Although the CVR proposal expired by its terms on July 14 due to the Company's lethargy, the Committee is considering making a new CVR proposal to the Board, which could have the following new components:

                    - A pay-out in 24 months if shareholders don't see a market price of at least $3.00 per share by then.

                    - Alternatively, a $2.00 per share pay-out in cash and/or debentures for those shareholders who wish to reduce their equity investment in the Company in the near future. This feature would be optional, at each shareholder's discretion. No one would be required to sell their shares at $2.00. This pay-out would occur approximately six months after the Committee replaces current senior management.

                    - When and if the CVR proposal is reintroduced, it would include a financing commitment from a reputable financial source which would "back stop" the CVRs. It is contemplated that this financial commitment would also cover the $2.00 per share pay-out, although there would likely be a limitation on the number of shares which could participate.

                  o WHAT WILL THE THIRD QUARTER NUMBERS SHOW? The filing deadline for the Company's 10Q for the quarter ended June 30, 1997, is August
15. Shareholders have a right to know the status of their Company on a timely basis -- with the performance of North America and Australia presented separately. The Committee urges Dominion Bridge to meet this filing deadline and provide full and complete disclosure.

                  o THE COMPANY IS UNPROFITABLE IN NORTH AMERICA -- WHAT CAN THE COMMITTEE DO? Aside from bringing in new management which is experienced in the business, the Committee has negotiated with the principals of FirstKey Project Technologies, Inc. to acquire that start-up company and its experienced management team after the Committee obtains control of the Company. The Committee believes that the critical path of the Company's revitalization lies through quickly returning its Canadian activities to profitability. The best way we've identified for doing so would be to acquire FirstKey for a reasonable price and on reasonable terms, with a book of business and backlog that are assured to bring in profits to the Canadian operation.

                    - The FirstKey transaction, which is subject to approval by the Board and probably also
                             stockholders,   would  be  a  stepped   transaction
                             whereby payment for the acquisition would take place over time as its business plan develops into verified backlog to produce sales and profits.

                    - Consequently, the acquisition would be non-dilutive: profits per share would be projected to go up, not down, because the value of the new business from FirstKey would exceed the increase in shares to be outstanding.

                    - Although FirstKey is a start-up company, with no history of operations, its principals have extensive and impressive backgrounds in the engineering and construction business. Their past record of revitalizing a major Canadian, publicly-traded contractor amply demonstrates this, as does the recent announcement (copy enclosed) of a (US) $100 million contract for the Fieldboard design and construction project.

                  o THE COMPANY IS SEEKING TO "MAXIMIZE SHAREHOLDER VALUE" -- BUT "WHERE'S THE BEEF?" For weeks the Company has been trying to forestall the Committee's consent solicitation by claiming that it "is about to receive", or "is considering", or "is planning to announce" all sorts of proposals which will transform your common stock investment from a "sow's ear into a silk purse." Yet nothing concrete has ever been announced, and we sadly suspect that nothing ever will be. Recently, the Company was telling the press that the Board was considering strategic investor proposals, in which a new investor would invest money in the Company and thereby come to own a significant percentage. Great -- just what we need, continued dilution to shareholders' already downtrodden investment. We believe it is time to call the Company's bluff: If there are any credible proposals in hand, disclose them now to shareholders. Otherwise, there is no alternative but to endorse the Committee's program by voting the WHITE consent card.

                  o DOES THE COMPANY'S MANAGEMENT HAVE THE CREDENTIALS AND CREDIBILITY TO RUN A PUBLIC COMPANY? We don't think so, but you are the ultimate judge. Last week the Committee uncovered a secret vote-buying scheme being engineered by Michel Marangere, as more fully detailed in the enclosed press release. Now is the time to act to end these shenanigans, once and for all.

                  If you haven't yet done so, please vote the WHITE consent card in support of the Committee.* The only hope of revitalizing Dominion Bridge Corporation comes from the Committee.

                                  Very truly yours,


                                  THE COMMITTEE TO REVITALIZE
                                  DOMINION BRIDGE CORPORATION

                                  John D. Kuhns
                                      Chairman

                                  Kenneth W. Mariash
                                      President and
                                      Chief Executive Officer

                                  John R. Perry
                                      Chief Financial Officer

                                  John M. Dutton
                                      Secretary


* To have your vote count this week, before the deadline, you need to call your broker and ask him to call his proxy department. If you have any questions or require assistance please call Georgeson & Company Inc. at (800) 223-2064.


--------------------------------------------------------------------------------
         If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a written consent card on your behalf. Please contact the person responsible for your account and instruct them to execute a WHITE written consent card as soon possible.

         If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of written consents:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                            TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
--------------------------------------------------------------------------------